EXHIBIT 16.1

                              LETTER FROM KPMG LLP


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KPMG LLP
Chartered Accountants
300-1674 Bertram Street                                Telephone (250) 979-7150
Kelowna BC V1Y 9G4                                     Telefax (250) 763-0044
Canada                                                 www.kpmg.ca





March 18, 2002





Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:


We were previously principal accountants for Columbus Networks Corporation and, under the date of September 5, 2001, we reported on the financial statements of Columbus Networks Corporation as of and for the years ended June 30, 2001 and 2000. On February 5, 2002, our appointment as principal accountants was terminated. We have read Columbus Networks Corporation's statements included under Item 4 of its Form 8-K dated January 15, 2002, and we agree with such statements.




Very truly yours,

SIGNED "KPMG LLP"